CONVERTIBLE DEBENTURE SUBSCRIPTION AGREEMENT

THIS AGREEMENT made as of the 1st day of December, 2000.

AMONG:

SOURCEXPORT INC., a corporation incorporated under the Canada Business Corporations Act with an office at 102, 9333 - 47 Street, Edmonton, Alberta, Canada, T6B 2R7

(hereinafter called the "Company")

- and -

OCEAN VENTURES INC., a corporation incorporated under the laws of Alberta with an office at Suite 604, 750 West Pender Street, Vancouver, British Columbia V6C 2T7

(hereinafter called the "Purchaser")

- and-

THE UNDERSIGNED SHAREHOLDERS OF THE COMPANY

(hereinafter called the "Shareholders")

WHEREAS:

A. The Purchaser has agreed to purchase from the Company a convertible debenture in the principal amount of Two Hundred and Fifty Thousand Dollars ($250,000) on the terms and conditions set out herein; and

B. The Shareholders wish to enter into this Agreement for the purpose of giving the covenant in section 12.2.

WITNESSES THAT in consideration of premises and the mutual covenants and agreements herein contained and the sum of $10.00 and other good and valuable consideration now paid by each of the parties to the other, the parties agree as follows:

  Subscription for Convertible Debenture

    Subject to the terms and conditions of this Agreement, the Purchaser hereby subscribes for and agrees to purchase from the Company one convertible debenture, due on that date that is two years and one day following the Closing Date (the "Debenture"), at the price of $250,000 (the "Purchase Price").

  Interpretation

    The following capitalized terms have the respective meanings set forth below:

      "1933 Act" means the Securities Act of 1933 (United States);

      "Alberta Act" means the Alberta Securities Act, as amended from time to time;

      "B.C. Act" means the British Columbia Securities Act, as amended from time to time;

      "Business Day" means a day other than Saturday, Sunday or any other day treated as a holiday in the municipality in Canada in which the Company's registered office is then situated;

      "Class A Shares" shall mean the Class "A" voting shares in the capital of the Company, without par value;

      "Closing" and "Closing Date" shall have the respective meanings assigned in section 7.1;

      "Company" means Sourcexport Inc.;

      "Conversion Date" means a date on which the Debenture is converted in accordance with its terms;

      "Conversion Period" means that period commencing on the Closing Date and ending at 4:30 p.m. (Calgary time) on the Maturity Date;

      "Conversion Price" as at any date shall be determined to eight decimal places to minimize rounding errors in accordance with the following formula:

      A
      (B/9)

      where

      A = principal amount of the Debenture then outstanding, and

      B = the number of Shares then issued and outstanding plus all Shares issuable under options, warrants or other rights to acquire Shares (other than pursuant to this Debenture);

      "Debenture" shall have the meaning assigned in section 1.1;

      "Escrow Agreement" shall have the meaning assigned in section 6.2;

      "Interest Payment Date" shall have the meaning assigned in section 3.2;

      "Maturity Date" means that day that is two years and one day following the Closing Date, and, for greater certainty, will be that date that is confirmed to be the Maturity Date by the Company and the Purchaser on Exhibit "B" hereto;

      "Prime Rate" means the annual variable rate of interest established as its "prime" rate from time to time by the main branch of the Royal Bank of Canada in Vancouver, British Columbia, and used by the Royal Bank as its reference rate then in effect for determining interest rates payable to the Royal Bank on Canadian dollars loans;

      "Purchase Price" has the meaning assigned in section 1.1;

      "Purchaser" means Ocean Ventures Inc.;

      "Register," "Registered" and "Registration" refer to a qualification of securities effected by preparing and filing a preliminary and a final prospectus in accordance with Alberta Act or any other similar legislation of any other province in Canada and the obtaining of a receipt therefor under such legislation, or a registration effected by preparing and filing a Registration Statement or similar document with the United States Securities and Exchange Commission in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such Registration Statement or document;

      "Registration Statement" means a registration statement filed by the Company with the United States Securities and Exchange Commission under the 1933 Act, other than on Form S-4 or Form S-8 or their then equivalents relating to securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans;

      "Securities" means, collectively, the Debenture and the Class A Shares issuable to the Purchaser upon conversion of the Debenture in accordance with its terms;

      "Shares" means voting and non-voting shares of all classes in the capital of the Company.

      "Subject Financing" shall have the meaning assigned in section 12.1(a);

      "Subscription Price" shall have the meaning assigned in section 1.1;

      "Target Financing" shall have the meaning assigned in section 4.2; and

      "Transaction Documents" means the Debenture and the Escrow Agreement.

    Words importing only the singular number include the plural and vice versa and words importing any gender include all genders.

    Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

    Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor organization, applicable as at the date on which such principles are applied.

    The division of this Agreement into sections, clauses, subclauses or other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

  Description of Debenture

    The Debenture shall be in the form attached hereto as Exhibit "A", shall mature on the Maturity Date and shall not be prepayable prior to the Maturity Date.

    The Debenture shall carry an interest rate equal to the Prime Rate plus two and one-half per cent (2 1/2%), both before and after maturity, compounded annually, calculated not in advance . Interest shall be payable quarterly in the lawful money of the United States of America, in arrears, on March 31, June 30, September 30 and December 31 of each year (each an "Interest Payment Date"); provided that upon conversion of the Debenture to Class A Shares on a day other than an Interest Payment Date, no interest shall be payable from the Interest Payment Date which precedes the Conversion Date to the Conversion Date.

    As security for the payment of the principal and interest under the Debenture, the Company will grant a general security interest on all of its present and after-acquired personal property and a floating charge over all of its present and after-acquired real property. The security interest shall be granted in accordance with and subject to the conditions attaching to the Debenture. The Company will not, without the Purchaser's consent in writing, grant any mortgage or create any charge, lien or encumbrance on its property subject to the charge granted by the Debenture which would be capable of ranking in priority to or pari passu with the Debenture.

  Conversion Rights

    At any time during the Conversion Period, all but not less than all, of the outstanding principal sum of the Debenture may be converted at the election of the Purchaser into such number of fully paid and non-assessable Class A Shares as shall be determined by dividing the amount of the principal sum being converted by the Conversion Price then in effect; provided that no fractional Class A Shares shall be issued upon conversion of the Debenture, and, in lieu of any fractional Class A Shares which would otherwise be issuable upon conversion, the Company shall pay a cash adjustment equal to such fraction multiplied by the Conversion Price then in effect.

    If the Company is successful in completing an additional equity financing no later than February 15, 2001, amounting in the aggregate to not less than Two Million Dollars ($2,000,000) (the "Target Financing"), the Company and the Purchaser agree that:

      the Company may by notice in writing to the Purchaser request an increase to the Conversion Price for the purpose of facilitating further financings of the Company by way of equity or debt convertible into equity, such that the Purchaser would be entitled to receive upon conversion of the Debenture such number of Class A Shares as shall be equal to less than ten per cent (10%) of the issued and outstanding Shares on a fully diluted basis; and

      the Company and the Purchaser agree to negotiate such an adjustment to the Conversion Price in good faith, having regard to, without limitation, the financial condition of the Company and the Company's demonstrated ability to make interest payments under the Debenture on a timely basis;

  provided, however, that this Section shall not apply if, immediately following the Target Financing, the aggregate value of stated capital accounts maintained by the Company for Shares of all classes is less than Two Million Five Hundred Thousand Dollars ($2,500,000).

  Registration Rights

    If at any time (but without any obligation to do so), the Company proposes to Register any of its Shares under any applicable securities legislation in connection with the public offering of such securities, the Company shall, at such time, promptly give to the Purchaser written notice of its intent to do so and shall request the Purchaser to indicate the number, if any, of Class A Shares which it wishes to have included in such Registration. Upon the written request by the Purchaser (which request shall specify the number of Class A Shares intended to be disposed of) given within twenty (20) days after mailing of such notice by the Company, the Company shall use its best efforts to effect the Registration under such securities legislation of all such Class A Shares which the Company has been so requested to Register pursuant to this Section.

    The Company's obligations under Section 5.1 shall be subject to the following limitations:

      if (i) the Registration so proposed by the Company involves an underwritten offering and (ii) the managing underwriters of such underwritten offering shall advise the Company in writing that, in their judgement, the distribution of all or a specified portion of the Purchaser's Class A Shares concurrently with the securities being distributed by such underwriters will materially and adversely affect the distribution of such securities by such underwriters, then the Company will promptly advise the Purchaser thereof and may require, by written notice to the Purchaser accompanying such advice, that all or a specified portion of such Class A Shares be excluded from such underwritten offering, provided that no other shareholders' securities are included in such Registration and underwriting; and

      if the Registration so proposed by the Company involves an underwritten offering, the right of the Purchaser to include any or all of its Class A Shares in such Registration shall be conditioned upon the following: (i) the Purchaser shall participate in such underwriting and only such Class A Shares that are to be distributed pursuant to the underwriting shall be included in such Registration and (ii) the Purchaser shall enter into an underwriting agreement in customary form with the underwriter or underwriters.

    The Company will pay in connection with each of the Registrations of Class A Shares effected by the Company pursuant to Section 5.1 all expenses incident to the Company's performance of or compliance with Section 5.1 (the "Registration Expenses"), including, without limitation, all Registration and filing fees, all fees and expenses of complying with applicable securities laws, all printing expenses, all registrars' and transfer agents' fees, and all fees and disbursements of the Company's counsel and independent public accountants. In all cases Registration Expenses shall exclude (a) underwriting discounts and commissions and applicable transfer taxes, if any, which shall be borne by the Purchaser in all cases, (b) any fees and disbursements of counsel for the Purchaser, and (c) any fees and disbursements of counsel for any underwriter of any Class A Shares of the Purchaser being Registered, including such fees and disbursements of counsel which the parties expect to be paid by the underwriter.

  Payment

    The Purchase Price shall be paid at Closing by wire transfer of immediately available funds, by cheque or bank draft drawn on a bank reasonably acceptable to the Company, or by solicitor's trust cheque.

    At Closing One Hundred Twenty Five Thousand Dollars ($125,000) of the Purchase Price shall be released to the Company by way of payment of such funds to the Company's solicitors, in trust. The balance of One Hundred Twenty Five Thousand Dollars ($125,000) of the Purchase Price for the Debenture shall be placed in escrow with an escrow agent mutually acceptable to the parties, pursuant to an escrow agreement (the "Escrow Agreement") in form and substance reasonably acceptable to the Purchaser and its counsel, to be released upon completion by the Company of two consecutive fiscal quarters with profits as determined in accordance with generally accepted accounting principles; provided that in the event the Purchaser exercises the conversion right granted to it pursuant to section 4.1, any such funds then held in escrow shall be released to the Purchaser as soon thereafter as practicable.

  Closing

    The Closing of the sale and purchase of the Debenture (the "Closing") shall occur on that date that is confirmed to be the date of the Closing by the Company and the Purchaser on Exhibit "B" hereto (the "Closing Date").

    The Closing is subject to the following terms and conditions for the exclusive benefit of the Purchaser:

      the representations and warranties of the Company and of each of the Shareholders shall be true and correct in all material respects at Closing as if such representations and warranties were made at and as of such time;

      all necessary regulatory approvals shall have been obtained;

      the Company shall have executed and delivered the Transaction Documents in escrow on solicitors' undertakings to release same to the Purchaser at Closing; and

      the Company shall have delivered to the Purchaser a favorable legal opinion of counsel in form and substance reasonably acceptable to the Purchaser and its counsel, such opinion to include an opinion of counsel to the effect that the security interests to be granted by the Company to the Purchaser hereunder have been satisfactorily registered.

  Acknowledgements of Purchaser

    The Purchaser acknowledges and agrees that:

      it has been advised to consult its own legal, tax and other advisors with respect to the merits and risks of an investment in the Securities and with respect to applicable resale restrictions and it is solely responsible for compliance with applicable resale restrictions;

      the Shares are not listed on any stock exchange or subject to quotation on any quotation system, and no representation has been made to the Purchaser that the Shares will become listed on any stock exchange or subject to quotation on any quotation system;

      no securities commission or similar regulatory authority has reviewed or passed on the merits of the Securities;

      there is no government or other insurance covering the Securities;

      there are risks associated with an investment in the Securities; and

      the Company has advised the Purchaser that the Company is relying on exemptions from the requirements to provide the Purchaser with a prospectus and to sell the Debenture through a person registered to sell securities under the Alberta Act and the B.C. Act and, as a consequence of acquiring the Securities pursuant to this exemption, certain protections, rights and remedies provided by the Alberta Act and the B.C. Act, including statutory rights of rescission or damages, will not be available to the Purchaser.

  Representations, Warranties and Covenants of the Purchaser

    The Purchaser hereby represents and warrants to and covenants with the Company (which representations, warranties and covenants shall survive the Closing) that:

      the Purchaser is purchasing Debenture as principal for its own account pursuant to exemptions from the registration and prospectus requirements available under the Alberta Act and the B.C. Act with respect to trades of securities having an aggregate acquisition cost to the Purchaser of not less than CDN$97,000, and the Purchaser is not purchasing the Debenture for the benefit of any other person or company, and not with a view to the resale or distribution of all or any of the Securities;

      the Purchaser acknowledges that if it effects a trade of all or any of the Securities, it may be required to file a report on Form 21 with the Alberta Securities Commission within 10 days of each disposition of all or any part of the Securities;

      this Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid and binding agreement of the Purchaser enforceable against it;

      the Purchaser has not been created, established, formed or incorporated solely, nor is it used primarily, to acquire securities or to permit the purchase of the Debenture without a prospectus in reliance on an exemption from the prospectus requirements of applicable securities legislation;

      the Purchaser has the legal capacity and competence to enter into and execute this Subscription and to take all actions required pursuant hereto;

      the Purchaser is duly incorporated and validly subsisting under the laws of the Province of Alberta;

      the entering into of this Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Purchaser or of any material agreement, written or oral, to which the Purchaser may be a party or by which the Purchaser is or may be bound;

      the Purchaser has duly executed and delivered this Subscription and it constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser;

      the Purchaser is not aware of any advertisement of the Debenture;

      no person has made to the Purchaser any written or oral representations:

  (i) that any person will resell or repurchase any of the Securities;

  (ii) that any person will refund the purchase price of any of the Securities;

  (iii) as to the future price or value of any of the Securities; or

  (iv) that any of the Securities will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the Securities of the Company on any stock exchange or automated dealer quotation system.

  Representations and Warranties of the Company

    The Company hereby represents and warrants to the Purchaser as follows:

      the Company is a corporation duly incorporated under the Canada Business Corporations Act, and is validly existing and in good standing under the Canada Business Corporations Act;

      the Company has the power, authority and capacity to enter into this Agreement and each of the Transaction Documents, and to carry out the transactions contemplated hereby and thereby;

      the execution and delivery of this Agreement and each of the Transaction Documents, and all other related agreements or documents, and the completion of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company, and this Agreement and each of the Transaction Documents constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms except as limited by laws of general application affecting the rights of creditors; and

      the entering into of this Agreement or any of the Transaction Documents do not, and do not create a state of facts which, after notice or lapse of time or both, will result in a breach of, and do not and will not conflict with: (i) any of the terms, conditions or provisions of the constating documents, resolutions or bylaws of the Company, (ii) any material agreement to which the Company is a party, or (iii) any material law, regulation or judgment to which the Company is subject; and

      save for the Debenture and save for any purchase money security interest (as contemplated by the Personal Property Security Act (Alberta)) in tangible personal property granted by the Company, none of the assets or undertaking of the Company are encumbered with a security interest or are mortgaged, charged or subject to any lien securing a financial obligation in favour of any person.

  Representations and Warranties of the Shareholders

    Each Shareholder hereby represents and warrants to the Purchaser that he or she is the registered and, with the exception of Garry G. Wetsch, the beneficial holder of the Shares set forth below his or her name on the execution pages of this Agreement.

    Garry G. Wetsch hereby represents and warrants to the Purchaser that he holds 2,400,000 Class A Shares in trust on behalf of the beneficial holder of such shares, and that he has the power, authority and capacity to enter into this Agreement, and to carry out the transactions contemplated by section 12.2.

  Covenants of the Company and the Shareholders

    The Company hereby covenants with the Purchaser (which covenants shall survive the Closing) that:

      the Purchaser shall have a right of first refusal to participate in all future financings of the Company (each, a "Subject Financing") by way of equity or debt convertible into equity (other than the Target Financing), such that the Purchaser shall be entitled to acquire up to twenty five per cent (25%) of all the Shares of the Company issued or issuable in connection with each Subject Financing; and

      for so long as the Debenture remains outstanding and thereafter until such time that the Purchaser ceases to hold at least four per cent (4%) of the issued and outstanding Class A Shares, the Purchaser shall be entitled to have elected or appointed to the Company's board of directors, one representative director;

    Each of the Shareholders hereby covenants with the Purchaser (which covenants shall survive the Closing) that he or she shall vote, or shall cause to be voted, all Shares beneficially owned by him or her in such manner as shall be necessary to give full effect to Section 12.1(b).

  Costs

    The Company acknowledges and agrees that all costs and expenses incurred by the Purchaser (including any fees and disbursements of any special counsel retained by the Purchaser) relating to the acquisition of the Debenture shall be borne by the Company.

  Expenses

    The Company acknowledges and agrees that all costs and expenses (including legal fees on a solicitor and his own client basis) of the Purchaser incurred with respect to any proceedings taken for the purpose of enforcing the rights and remedies of the Purchaser hereunder shall be borne by the Company.

  Arbitration

    Should there be a disagreement or a dispute between the parties hereto with respect to this Agreement or the interpretation thereof, the same will be referred to a single arbitrator pursuant to the Arbitration Act (Alberta), and the determination of such arbitrator will be final and binding upon the parties hereto. This Section will be deemed to be a submission to arbitration in accordance with the Arbitration Act (Alberta).

  Governing Law

    This Agreement is governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein.

  Survival

    This Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the Debenture by the Purchaser pursuant hereto, the completion of the issue of Securities of the Company and any subsequent disposition by the Purchaser of the Securities.

  Assignment

    This Subscription is not transferable or assignable.

  Execution

    The Company shall be entitled to rely on delivery by facsimile machine of an executed copy of this Subscription and acceptance by the Company of such facsimile copy shall be equally effective to create a valid and binding agreement between the Purchaser and the Company in accordance with the terms hereof.

  Severability

    The invalidity or unenforceability of any particular provision of this Subscription shall not affect or limit the validity or enforceability of the remaining provisions of this Subscription.

  Entire Agreement

    Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Agreement contains the entire agreement between the parties with respect to the sale of the Debenture and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law, by the Company, the Purchaser or by anyone else.

  Notices

    Any notice required or permitted to be given to the Company or the Purchaser will be in writing and may be given by prepaid registered post, electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address or fax number of such party set forth below or such other address as either party may specify by notice in writing to the other party:

  To the Company: Sourcexport Inc.
  102, 9333 - 47 Street
  Edmonton, Alberta
  T6B 2R7
  Attention: The President

  Fax No.: (780) 465-5368

  To the Holder: Ocean Ventures Inc.
  Suite 604 - 750 West Pender Street
  Vancouver, British Columbia
  V6C 2T7
  Attention: The President

  Fax No.: (604) 689-9773

  Any such notice shall be deemed to have been given and received by the party to whom it was addressed if mailed, on the third Business Day following the mailing thereof, if by facsimile or other electronic communication, on successful transmission, or, if delivered, on delivery; but if at the time of mailing or between the time of mailing and the third Business Day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice shall not be effectively given until actually delivered.

  Counterparts

    This Agreement may be executed by the parties in any number of separate counterparts each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto to have effect as of the date first above written.

SOURCEXPORT INC. Per: /s/ signed Authorized Signatory
OCEAN VENTURES INC. Per: /s/ signed Authorized Signatory

SIGNED, SEALED and DELIVERED by TERRY SMITH in the presence of: /s/ signed Signature Garry G. Wetsch Print Name 9707 - 110 Street Address Edmonton, AB Barrister & Solicitor Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Terry Smith TERRY SMITH, the holder of 2,400,000 Class A Shares
SIGNED, SEALED and DELIVERED by JOHN BARNARD in the presence of: /s/signed Signature Garry G. Wetsch Print Name 600, 9719, 110 Street Address Edmonton, AB Barrister & Solicitor Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ John Barnard JOHN BARNARD, the holder of 2,400,000 Class A Shares
SIGNED, SEALED and DELIVERED by GARRY G. WETSCH in the presence of: /s/ signed Signature Bev Jensen Print Name 600, 9707 110 Street Address Edmonton, AB Legal Assistant Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Garry G. Wetsch GARRY G. WETSCH, the holder of 2,400,000 Class A Shares
SIGNED, SEALED and DELIVERED by HAROLD DAVIDSON in the presence of: /s/ signed Signature Chris Duncombe Print Name 235 - 10711 Cambie Street Address Vancouver, BC Engineer Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Harold Davidson HAROLD DAVIDSON, the holder of 200,000 Class A Shares
SIGNED, SEALED and DELIVERED by MIKE SLADE in the presence of: /s/ signed Signature Garry G. Wetsch Print Name 600, 9707 110 Street Address Edmonton, AB Barrister & Solicitor Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Mike Slade MIKE SLADE, the holder of 200,000 Class A Shares
SIGNED, SEALED and DELIVERED by CHRIS CULSHAW in the presence of: /s/ signed Signature Garry G. Wetsch Print Name 600, 9707 110 Street Address Edmonton, AB Barrister & Solicitor Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Chris Culshaw CHRIS CULSHAW, the holder of 200,000 Class A Shares

EXHIBIT "A"

See Convertible Debenture (Exhibit 6.1 to this Registration Statement)

EXHIBIT "B"

Reference is made to that certain Convertible Debenture Subscription Agreement made as of the 1st day of December, 2000 (the "Agreement") among Sourcexport Inc, Ocean Ventures Inc. and the Shareholders of Sourcexport Inc.

Sourcexport Inc. and Ocean Ventures Inc. hereby acknowledge and agree that:

(1) the Closing Date under the Agreement shall be December 5, 2000; and

(2) the Maturity Date under the Agreement shall be December 6, 2002.
SOURCEXPORT INC. Per: /s/ signed Authorized Signatory
OCEAN VENTURES INC. Per: /s/ signed Authorized Signatory